Exhibit (a)(1)(K)

Amendment No. 2

To Offer to Amend Eligible Options

The Offer to Amend Eligible Options, as heretofore amended (the “Offer to Amend”), is hereby amended and supplemented as follows:

1.	The fifth paragraph and the first sentence of the sixth paragraph on page 6 of the Offer to Amend are hereby eliminated.
2.	Section 18 appearing on page 49 of the Offer to Amend is hereby restated in its entirety to read as follows:
18.	MISCELLANEOUS

The Board recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Comverse is limited to this document, the exhibits to the Schedule TO and the attachments hereto which are available at www.sec.gov or by contacting the Information Agent.

3.

The references in the Offer to Amend to “673,262” appearing in the fourth line on page 7, the tenth paragraph of Section 1 on page 29, the first paragraph of Section 6 on page 36 and the second paragraph of Section 15 on page 47 are hereby amended and replaced with “673,824”.